SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Concurrent Computer Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	04-2735766
(State of Incorporation or Organization)	(IRS Employer Identification No.)

4375 River Green Parkway, Suite 100,
Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☐
If this form relates to the registration of a class of securities pursuant to Section12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration statement file number to which this form relates:    (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered

Preferred Stock Purchase Rights	Nasdaq Global Market

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This Amendment No. 3 amends that certain Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 26, 1992 (the “Registration Statement”) by Concurrent Computer Corporation (the “Company”).

ITEM 1.	DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

On July 8, 2008, the Company’s stockholders approved an amendment to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”) that would effect a one-for-ten reverse split (the “Reverse Stock Split”) of the Company’s common stock, $0.01 par value (the “Common Stock”).  The Reverse Stock Split became effective upon the Company’s filing of the amendment to its Certificate of Incorporation on July 9, 2008 (the “Effective Time”).

In accordance with the Amended and Restated Rights Agreement dated as of August 7, 2002 between the Company and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Plan”), each share of Common Stock is accompanied by one Preferred Stock Purchase Right (a “Right”).  Prior to the Reverse Stock Split, each Right entitled the holder of record to purchase from the Company at any time after the Distribution Date (as defined in the Rights Plan) one one-hundredth of a share of Series A Participating Cumulative Preferred Stock, par value $0.01 per share (the “Junior Preferred Stock”), at a price of $30 per one one-hundredth of one share, subject to adjustment (the “Purchase Price”).  To reflect the Reverse Stock Split, as of the Effective Time, the number of outstanding Rights will automatically be reduced by a factor of ten so that one Right will be associated with each share of Common Stock outstanding after the Reverse Stock Split.  The Purchase Price for each one one-hundredth of a share of Junior Preferred Stock will remain $30.  The Redemption Price (as defined in the Rights Plan) of each Right will be increased from $0.0025 per Right to $0.025 per Right upon the Effective Time

The foregoing description of the Rights Plan is qualified in its entirety by reference to the description of the Rights and their terms set forth in the Rights Plan, which is incorporated herein by reference.

ITEM 2.	EXHIBITS.

Exhibit No.	Description of Exhibit

4.1
Amended and Restated Rights Agreement dated as of August 7, 2002 between the Company and American Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A/A filed on August 12, 2002).

4.2	Form of Rights Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form 8-A/A filed on August 12, 2002)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

CONCURRENT COMPUTER CORPORATION

Date: July 9, 2008	By:	/s/ Kirk Somers
Name: Kirk Somers
Title: Executive Vice President, General Counsel and Secretary